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                                                                      EXHIBIT 11

                           INTERLOTT TECHNOLOGIES, INC

                        Computation Of Earnings per share


                                                                              Three Months Ended
                                                                                    March 31,
                                                                             1998            1997
                                                                          -----------     -----------
Weighted average common shares outstanding                                  3,210,000       3,210,000
during the period
Net income                                                                $   290,868     $    30,071
Basic net income per share                                                $      0.09            0.01
                                                                          ===========     ===========
Assuming full dilution:
        Net income                                                        $   290,868          30,071
        Shares
        Weighted average number of
        common shares outstanding during the                                3,210,000       3,210,000
        period
        Assuming exercise of options                                            3,322             660
        Weighted average number of
        common shares outstanding                                         -----------     -----------
         as adjusted                                                        3,213,322       3,210,660
                                                                          ===========     ===========
     Net income per share
assuming full dilution                                                    $      0.09            0.01
                                                                          ===========     ===========


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